Exhibit 99.1

Public Relations

470 Park Avenue South, New York, NY 10016 (212) 725-4500	NEWS

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR AUGUST 2008

RONKONKOMA, N.Y. – September 8, 2008 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the month of August 2008.

NBTY’s preliminary unaudited net sales results for the month of August 2008 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF AUGUST

($ In Millions)

	2008	2007	% Change

Wholesale / US Nutrition	$124	$81	55%

North American Retail	$17	$20	-14%

European Retail	$44	$53	-16%

Direct Response / E-Commerce	$18	$12	51%

Total	$204	$165	23%

Wholesale / US Nutrition net sales include $36 million from Leiner which was acquired on July 14, 2008.  Without Leiner sales, the Wholesale / US Nutrition net sales would have increased 10% for the month of August 2008.

European Retail net sales in local currency decreased 11% in August 2008.  North American Retail same store sales decreased 11% in August 2008.

NBTY’s preliminary unaudited net sales results for the two month period of July and August 2008 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS JULY AND AUGUST

($ In Millions)

	2008	2007	% Change

Wholesale / US Nutrition	$230	$152	51%

North American Retail	$34	$38	-11%

European Retail	$91	$105	-14%

Direct Response / E-Commerce	$37	$27	35%

Total	$391	$323	21%

Wholesale / US Nutrition net sales include $58 million from Leiner.  Without Leiner sales, the Wholesale / US Nutrition net sales would have increased 13% for the two month period of July  and August 2008.

European Retail net sales in local currency decreased 10% for the two month period of July and August 2008.  North American Retail same store sales decreased 8% for the two month period of July and August 2008.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com) and Ester-C® (www.Ester-C.com) brands.